Exhibit 4.19
SECOND SUPPLEMENTAL INDENTURE
This Second Supplemental Indenture, dated as of September 2, 2011 (the “Second Supplemental Indenture”), between The Progressive Corporation, an Ohio corporation (the “Issuer”) and The Bank of New York Mellon Trust Company, N.A. (fka The Bank of New York Trust Company, N.A.), a national banking association, as trustee (the “Trustee”).
RECITALS OF THE ISSUER
The Issuer and the Trustee entered into a Junior Subordinated Indenture (the “Base Indenture”) and a First Supplemental Indenture (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), each dated as of June 21, 2007. The First Supplemental Indenture established a series of Securities under the Indenture designated as the Issuer’s 6.70% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 (the “Debentures”).
Section 8.1 of the Base Indenture, as modified by Section 7.01 of the First Supplemental Indenture, provides that with respect to the Debentures, the Issuer and the Trustee, without the consent of any Holder, may supplement or amend the Indenture, among other reasons, to surrender any right or power conferred upon the Issuer under the Indenture, and to cure any ambiguity, to correct or supplement provisions of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided such action does not adversely affect the interests of the Holders of Debentures in any material respect.
The Issuer has requested that the Trustee execute and deliver this Second Supplemental Indenture to surrender a right conferred on the Issuer by the First Supplemental Indenture and to make certain other changes thereto. The Issuer has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect, among other things, that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Second Supplemental Indenture have been complied with. All acts and things necessary have been done and performed to make this Second Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects.
NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Debentures, as follows:
Section 1. Definitions
Except as otherwise expressly provided herein or unless the context otherwise requires, the terms defined in the Indenture have the same meanings when used in this Second Supplemental Indenture.
Section 2. Surrender of Right to Defer Interest
The Issuer hereby surrenders and relinquishes the right and power to defer the payment of interest on the Debentures, as provided in Section 2.05 of the First Supplemental Indenture. Section 2.05 of the First Supplemental Indenture is hereby deleted in its entirety.
Section 3. Conforming Changes
All references in the First Supplemental Indenture to the deferral of interest, the right to defer the payment of interest, deferred interest, the payment of deferred interest, or the like are hereby deleted therefrom. Without limiting the foregoing:
a. Section 2.06 of the First Supplemental Indenture is hereby deleted in its entirety.
b. Article THREE of the First Supplemental Indenture is hereby deleted in its entirety.
All corresponding references in the form of Debentures to the deferral of interest, the right to defer the payment of interest, deferred interest, the payment of deferred interest, or the like are hereby deleted therefrom.
Section 4. Clarification Relating to Certain Defined Terms
Notwithstanding the Issuer’s termination of the Replacement Capital Covenant on June 23, 2010, each term defined in the First Supplemental Indenture by reference to a corresponding definition in the Replacement Capital Covenant shall continue to be so defined, as if each such corresponding definition from the Replacement Capital Covenant had been set forth verbatim in the First Supplemental Indenture.
Section 5. Miscellaneous
a. This Second Supplemental Indenture will become effective upon its execution and delivery.
b. This Second Supplemental Indenture shall bind the Issuer’s successors and assigns.
c. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.
d. The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
e. If any provision of the Indenture, as supplemented and amended by this Second Supplemental Indenture, shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.
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This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

THE PROGRESSIVE CORPORATION

By:	/s/ Brian C. Domeck
Name:	Brian C. Domeck
Title:	Vice President and Chief Financial Officer

Attest:

By:	/s/ Charles E. Jarrett
Name:	Charles E. Jarrett
Title:	Vice President and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Linda Garcia
Name:	Linda Garcia
Title:	Vice President